Exhibit 10.3(k)

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
MASONITE INTERNATIONAL CORPORATION
AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN
UNITED STATES
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Participant: Frederick J. Lynch
Grant Date: November 5, 2015
Target Number of Performance Restricted Stock Units Granted: 32,679
* * * * *
THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Masonite International Corporation, a British Columbia corporation (the “Company”), and the Participant specified above, pursuant to the Masonite International Corporation Amended and Restated 2012 Equity Incentive Plan (as may be amended from time to time, the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant Performance Restricted Stock Units (“PRSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the PRSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Performance Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the target number of PRSUs specified above. The actual number of PRSUs earned, if any, shall be determined based on the Company’s Annualized Stock Price Growth (as defined herein), with such actual number of PRSUs earned, if any, subject to vesting in accordance with the terms and conditions set forth herein. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the shares of Common Stock underlying this Award until such shares are delivered to the Participant in accordance with Section 4.
3.    Vesting.
(a)    General.

(i)    Number of PRSUs Earned. All of the PRSUs are unearned, nonvested and forfeitable as of the Grant Date. Subject to the satisfaction of the time-based vesting conditions under 3(a)(ii) hereof, and except as set forth in Sections 3(b), 3(c) and 3(d) hereof, the number of PRSUs earned, if any, shall be determined as follows, provided, that the Participant remains continuously employed by the Company or its Subsidiaries during the Performance Period (as defined below):
(A)    The number of PRSUs earned, if any, shall be determined based on the Company’s achievement of targeted levels of the Company’s Annualized Stock Price Growth on an absolute basis and relative to the Peer Group Annualized Stock Price Growth as set forth on Exhibit A hereto for the period commencing on the Grant Date specified above and ending on the third anniversary thereof (the “Performance Period”). Exhibit A is attached hereto, incorporated in, and made a part of this Agreement.
(B)    The actual number of PRSUs earned shall be determined by the Committee after the end of the Performance Period in accordance with the terms of this Agreement. Any PRSUs that do not become earned shall be immediately forfeited, effective as of the last day of the Performance Period, without any further action of the Company whatsoever and without any consideration being paid therefor.
(C)    All determinations and interpretations relating to the Company’s achievement of the targeted levels of the Company’s Annualized Stock Price Growth shall be made by the Committee, and all determinations and interpretations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.
(ii)    Time-Based Vesting. Subject to the Company’s achievement of the targeted levels of the Company’s Annualized Stock Price Growth (as determined under Section 3(a)(i) hereof) and except as set forth in Section 3(b), 3(c) and 3(d) hereof, one-third (1/3) of the total number of PRSUs earned (rounded down to the nearest whole share) shall vest on each of the last day of the Performance Period, the fourth anniversary of the Grant Date and the fifth anniversary of the Grant Date, subject to the Participant’s continued employment with the Company or its Subsidiaries through each such vesting date.
There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting dates, subject to the Participant’s continued employment with the Company or its Subsidiaries through such dates. Subject to the provisions of Sections 3(b), 3(c) and 3(d) hereof, any PRSUs earned shall only become vested and settled hereunder to the extent that the vesting conditions contained in Section 3(a)(ii) are satisfied.
(b)    Termination by the Company without Cause or by the Participant for Good Reason. If the Participant incurs a Termination either by the Company without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason, the following shall apply:
(i)    If such Termination occurs at any time during the Performance Period, then the number of PRSUs earned, if any, shall be determined by multiplying (x) the number of PRSUs that would otherwise have been earned based on actual performance as of the end of the Performance Period as if the Participant had otherwise remained employed during the Performance Period, by (y) a fraction, the numerator of which is the number of days of the Performance Period preceding the date of Termination and the denominator of which is 1095. One hundred percent (100%) of the number of any PRSUs so earned shall become fully vested on the last day of the Performance Period; or
(ii)    If such Termination occurs at any time following the end of the Performance Period and prior to the fifth anniversary of the Grant Date, the unvested portion of any PRSUs earned shall vest pursuant to the vesting schedule set forth in Section 3(a)(ii) hereof as if the Participant had otherwise remained employed through the applicable vesting dates.

For the avoidance of doubt, all references to a Termination by the Company “without Cause” in this Agreement shall include any Termination due to the expiration of the employment term under the Participant’s Employment Agreement (as defined below) following notice of nonrenewal thereof by the Company.
(c)    Death or Disability. If the Participant incurs a Termination by reason of death or Disability, then the following shall apply:
(i)    If such Termination occurs at any time during the Performance Period, the number of PRSUs earned, if any, shall be determined by multiplying (x) the number of PRSUs earned based on actual performance as of the date of Termination, by (y) a fraction, the numerator of which is the number of days of the Performance Period preceding the date of Termination and the denominator of which is 1095. One hundred percent (100%) of the number of any PRSUs so earned shall become fully vested on the date of Termination; or
(ii)    If such Termination occurs at any time following the end of the Performance Period and prior to the fifth anniversary of the Grant Date, the unvested portion of any PRSUs earned shall become fully vested on the date of Termination.
(d)    Change in Control.
(i)    If, at any time during the Performance Period, a Change in Control occurs and the Participant remains employed through the effective date of such Change in Control, then the number of PRSUs earned shall be equal to the greater of (A) the number of PRSUs that would have been earned based on actual performance as of the effective date of such Change in Control, as determined by the Committee, or (B) the target number of PRSUs granted hereunder. One hundred percent (100%) of any PRSUs so earned will be converted to time-vested Restricted Stock (one share of Restricted Stock per PRSU that is earned) which shall vest with respect to all of the shares subject thereto on the last day of the Performance Period, subject to the Participant’s continued employment with the Company or its Subsidiaries through such vesting date; provided, that if the Participant incurs a Termination either by the Company without Cause or by the Participant for Good Reason or by reason of the Participant’s death or Disability, in any case, at any time following the effective date of such Change in Control and prior to the last day of the Performance Period, any then-unvested shares of Restricted Stock shall become fully vested on the date of Termination.
(ii)    If, at any time following the end of the Performance Period and prior to the fifth anniversary of the Grant Date, a Change in Control occurs and the Participant incurs a Termination either by the Company without Cause or by the Participant for Good Reason or by reason of the Participant’s death or Disability, in any case, at any time within twenty-four (24) months following the effective date of such Change in Control, the unvested portion of any PRSUs earned shall become fully vested on the date of Termination.
(e)    Forfeiture. If the Participant incurs a Termination for any reason other than as described in Section 3(b), 3(c) or 3(d) hereof, all unvested PRSUs shall be immediately forfeited on the date of Termination.
(f)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PRSUs at any time and for any reason.
4.    Delivery of Shares of Common Stock.
(a)    General. Subject to Section 4(b) hereof and Section 14.16 of the Plan, the Company shall deliver to the Participant the aggregate shares of Common Stock underlying the outstanding PRSUs within thirty (30) days following such vesting date. In connection with the delivery of the shares of Common Stock pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company. In no event shall the Participant be entitled to receive any shares of Common Stock with respect to any unvested or forfeited portion of the PRSUs.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a), the Company may elect to delay such distribution until the date the Participant is not subject to any such policy or restriction or such earlier or later date as required by applicable law, consistent with the requirements of Section 409A of the Code.
(c)    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of PRSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 6 below, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.    Dividends. If on any date the Company pays any dividend with respect to Common Stock (the “Payment Date”), then the number of PRSUs credited to the Account shall on the Payment Date be increased by that number of PRSUs equal to: (i) the product of (A) the number of PRSUs in the Account as of the Payment Date and (B) the per share cash amount of such dividend (or, in the case of a dividend payable in shares of Common Stock or in property other than cash, the per share equivalent cash value of such dividend, as determined in good faith by the Committee), divided by (ii) the Fair Market Value of a share of Common Stock on the Payment Date. Each additional PRSU, or fraction thereof, credited to the Account in accordance with this Section 5 shall vest and be settled at the same time as the original PRSUs to which they are attributable.
6.    Forfeiture and Clawback. In the event the Company determines that the Participant has (i) materially violated any of the provisions set forth in Section 7 hereof and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, or (ii) engaged in Detrimental Misconduct or Financial Misconduct, unless otherwise determined by the Company, the following shall result:
(a)    any outstanding PRSUs, whether vested or unvested, shall immediately be terminated and forfeited for no consideration,
(b)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant (or any transferee permitted pursuant to Section 8(b) hereof) and the Participant (or transferee, as applicable) no longer holds some or all of such shares, the Participant shall repay to the Company, in cash, within five (5) business days after demand is made therefore by the Company (which must be made within thirty (30) days of such failure to cure), an amount equal to the sum of (I) the total amount of any cash previously paid to the Participant hereunder; and (II) the total amount of any value received by the Participant upon any disposition of any shares of Common Stock paid to the Participant hereunder; and
(c)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant and the Participant (or any transferee permitted pursuant to Section 8(b) hereof) continues to hold some or all of such shares of Common Stock, the Participant or such transferee shall forfeit and transfer to the Company for no consideration such shares. If the Participant or such transferee fails to deliver all or any of the shares of Common Stock upon the Company’s demand, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such shares of Common Stock on the Company’s books and records, without further notice with zero value being paid to the Participant.

7.    Restrictive Covenants. As a condition to the receipt of the PRSUs and/or the delivery of shares of Common Stock hereunder, the Participant agrees as follows:
(a)    Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 7 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.
(b)    Non-Disclosure.
(i)    During and after the Participant’s employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 7(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided, that prior to any such disclosure the Participant shall provide the Company with prompt written notice of the requirements to disclose and an opportunity to seek an appropriate protective order or other relief and/or to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 7(b).
(ii)    Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. The Participant does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company’s General Counsel.
(c)    Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event immediately after termination of the Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.
(d)    No Solicitation or Hiring of Employees. During the Non-Compete Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 7(d); in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).
(e)    Non-Competition.
(i)     During the Non-Compete Period, the Participant shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its Subsidiaries, or performing any services that are performed by the Company or its Subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its Subsidiaries and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, that the Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than 1% of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)     If the restrictions contained in Section 7(e)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(e)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(f)    Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(g)    Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that, for such a waiver to be effective, it must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
8.    Non-transferability.
(a)    Restriction on Transfers. Except as provided in Section 8(b) below, all PRSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these PRSUs, or the levy of any execution, attachment or similar legal process upon PRSUs contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.
(b)    Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of PRSUs granted under this Agreement to one or more Family Members, to a trust established for the exclusive benefit of one or more Family Members, to a partnership in which all the partners are Family Members, or to a limited liability company in which all the members are Family Members.
9.     Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Acknowledgment of Participant. This award of PRSUs does not entitle the Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation. The Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.
12.    Government Tax Withholding Obligations.
(a)    General. As a condition to the (a) vesting of the PRSUs or (b) distribution of shares of Common Stock to the Participant, in both instances, as applicable, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company to otherwise satisfy, the minimum amount sufficient to satisfy any federal, provincial, state, local and foreign tax withholdings or other obligation of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the PRSUs (the “Withholdings”). Unless payment of the Withholdings are made by the Participant pursuant to the previous sentence, the PRSUs shall either not vest or the Company shall have no obligation to deliver or issue a certificate or book-entry transfer for such shares of Common Stock. At the Company’s sole discretion, the Company can mandate that the Participant satisfy all or part of its obligations to pay the Withholdings by the sale of shares of Common

Stock through a broker designated by the Company, and require that the proceeds of the sale be conveyed by the broker directly to the Company. If the Company makes this election, the Company in its sole discretion can further require the Participant to enter into a trading plan designed to be compliant with Rule 10b5-1 under the Securities Exchange Act of 1934 so as to permit the sale of such shares of Common Stock during periods where trading by the Participant would otherwise be restricted.
13.    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
14.    Notices. Any notice that may be required or permitted under this Agreement shall be in writing and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)    If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)    If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PRSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.    Compliance with Laws. This issuance of PRSUs (and the shares of Common Stock underlying the PRSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue PRSUs or any of the shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.
17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 7, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.    Compensatory Arrangements. The Company and the Participant hereby acknowledge and agree that this Agreement has been executed and delivered, and PRSUs, and the Shares delivered upon settlement, have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and its Subsidiaries, on the one hand, and the Participant, on the other hand.
23.    Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
(a)    “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and its Subsidiaries, during the time the Participant was employed by the Company or its Subsidiaries, and does business (the “Company’s Business”) (i) in the United States of America, (ii) Canada or (iii) any other country where the Company or its Subsidiaries operates facilities or sells products, but only if the Participant had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event that a business enterprise has one or more lines of business that do not involve the Company’s Business, the Participant shall be permitted to associate with such business enterprise if, and only if, the Participant does not participate in or have supervisory authority with respect to any line of business involving the Company’s Business.
(b)    “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company shall not be considered Confidential Information.
(c)    “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its Subsidiaries provided services or sold any products to within a twelve (12) month period on, before or after the Participant’s date of Termination.
(d)    “Detrimental Misconduct” means (i) conduct which is injurious to the Company or its business or reputation, involving a material breach of Company policy, or applicable laws or regulations to which the Participant is subject, or an agreement between the Company and the Participant, or (ii) any other action (or failure to act) involving illegal acts, theft, fraud, intentional misconduct, or gross negligence on the part of the Participant, related to his or her position with the Company.
(e)    “Financial Misconduct” means fraud, gross negligence or intentional or willful misconduct that contributes, directly or indirectly, to the Company’s financial or operational results that are used to determine the extent to which any award of cash or stock under the Plan being misstated, regardless of whether the Company is required to prepare an accounting restatement of its consolidated financial statements, which is discovered during the relevant year in which such award is awarded or payable or within three years thereafter.
(f)     “Good Reason” means (i) in the event the Participant is a party to an Employment Agreement between the Participant and the Company or its Subsidiaries in effect on the Participant’s date of Termination (the “Employment Agreement”), “Good Reason” as defined under the Employment Agreement as in effect on the Participant’s date of Termination; or (ii) in the event the Participant is not a party to an Employment Agreement as in effect on the Participant’s date of Termination, “Good Reason” shall mean “Good Reason” as determined by the Committee, in its sole discretion.

(g)    “Non-Compete Period” means, (i) in the event the Participant is a party to an Employment Agreement in effect on the Participant’s date of Termination, the period during which the Participant is subject to the non-competition covenant set forth in the Employment Agreement or, (ii) if the Employment Agreement is not in effect on the Participant’s date of Termination or if the Participant is not a party to the Employment Agreement or such Employment Agreement does not contain a non-competition covenant, “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the Participant’s date of Termination or, (iii) if after Termination of employment, the Participant enters into a consulting agreement the “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the termination of the consulting arrangement unless the consulting agreement specifies a different time period.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MASONITE INTERNATIONAL CORPORATION
By:	/s/ Robert E. Lewis

Name:	Robert E. Lewis

Title:	Senior Vice President, General Counsel and Secretary

Name:	Frederick J. Lynch

/s/ Frederick J. Lynch

EXHIBIT A

The Participant may earn a percentage of the target number of PRSUs granted (subject to the Award Maximum (as defined below)), depending on the Committee’s determination of the Payout Multiple based on the Company’s Annualized Stock Price Growth over the Performance Period as described in this Exhibit A. Capitalized terms not defined in this Exhibit A shall have the meanings assigned to such terms in the Performance Restricted Stock Unit Award Agreement to which this Exhibit A is attached (the “Agreement”).
The number of PRSUs that shall be earned with respect to the Performance Period shall be that number of PRSUs as is determined by multiplying the target number of PRSUs granted to the Participant by the applicable Payout Multiple; provided, that if the aggregate Fair Market Value, determined as of the performance measurement date of the number of PRSUs that would otherwise be earned pursuant to the calculation set forth in this sentence exceeds the applicable Award Maximum, then the number of PRSUs that shall actually be earned shall be reduced to that number of PRSUs having an aggregate Fair Market Value, determined as of the performance measurement date, equal the applicable Award Maximum. The “Payout Multiple” is determined according to the table below using the left column if the Company’s Annualized Stock Price Growth equals or exceeds the median Peer Group Annualized Stock Price Growth and the right column if the Company’s Annualized Stock Price Growth is less than the median Peer Group Annualized Stock Price Growth.

Company’s Annualized Stock Price Growth	Company’s Annualized Stock Price Growth Equals or Exceeds Median Peer Group Annualized Stock Price Growth	Company’s Annualized Stock Price Growth Is Less Than Median Peer Group Annualized Stock Price Growth
	Payout Multiple*	Payout Multiple*
Less than 10.0%	0.00	0.00
10.0% (Threshold)	0.25	0.25
11.0%	0.40	0.40
12.0%	0.55	0.55
13.0%	0.70	0.70
14.0%	0.85	0.85
15.0% (Target)	1.00	1.00
16.0%	1.30	1.10
17.0%	1.60	1.20
18.0%	1.90	1.30
19.0%	2.20	1.40
20.0%	2.50	1.50
21.0%	3.00	1.70
22.0%	3.50	1.90
23.0%	4.00	2.10
24.0%	4.50	2.30
At least 25.0% (Maximum)	5.00	2.50

*	If the Company’s Annualized Stock Price Growth falls between any two scheduled levels, the actual Payout Multiple for determining the number of PRSUs that will be earned will be calculated using straight line interpolation between such levels. For the avoidance of doubt, if the Company’s Annualized Stock Price Growth is below the Threshold level, no PRSUs will be earned.
The Company’s Annualized Stock Price Growth and the Peer Group Annualized Stock Price Growth with respect to any member thereof shall be equitably adjusted to reflect any extraordinary cash dividend, spin off, stock split, reverse stock split, stock dividend, recapitalization or other similar change affecting the number or value of outstanding shares of Common Stock.
For purposes of this Exhibit A, the following terms have the following meanings:

•
“Award Maximum” means (i) $20,000,000, if the Company’s Annualized Stock Growth is at or above the median Peer Group Annualized Stock Price Growth or (ii) $10,000,000, if the Company’s Annualized Stock Growth is below the median Peer Group Annualized Stock Price Growth.

•
“Company’s Annualized Stock Price Growth” means the annualized increase (or decrease)* in the average closing stock price of the Company’s Common Stock for the 60 trading days immediately preceding the Grant Date specified in the Agreement compared to the average closing stock price of the Company’s Common Stock for (i) the last 60 trading days of the Performance Period, (ii) solely if such increase is being measured pursuant to Section 3(d)(i) of the Agreement, the last 60 trading days preceding the date on which the Change in Control is consummated, or (iii) solely if such increase is being measured pursuant to Section 3(c)(i) of the Agreement, the last 60 trading days preceding the date of Termination (in each case assuming that any dividends paid are reinvested in Common Stock at the closing price of such Common Stock on the ex-dividend date), expressed as a percentage.*Calculated as a compound annual growth rate.

•
“Peer Group” shall consist of the following companies: Masco Corp., Owens Corning, Fortune Brands Home & Security, Inc., USG Corp., Lennox International, Inc., Universal Forest Products, Inc., Nortek, Inc., A. O. Smith Corp., Armstrong World Industries, Griffon Corp., PlyGem Holdings, Inc., NCI Building Systems, Inc., Apogee Enterprises, Inc., Gibraltar Industries, Inc., American Woodmark Corp., Patrick Industries, Inc., Simpson Manufacturing Co, Inc., Quanex Building Products, Insteel Industries, Inc., Continental Building Products, Trex Co, Inc., AAON Inc., and PGT, Inc. If the annualized stock price growth of any member of the Peer Group ceases to be publicly available due to a business combination or similar event or if any such member is no longer publicly held, the Committee shall exclude that member from the Peer Group (for the avoidance of doubt, any member of the Peer Group that files for bankruptcy, liquidation or reorganization during the Performance Period shall remain as part of the Peer Group and be designated with an annualized stock price growth of -100%). Once a company is removed from the Peer Group, that company shall be treated as having been removed from the Peer Group for the entire Performance Period.

•
“Peer Group Annualized Stock Price Growth” means the annualized increase (or decrease)* in the average closing stock price of each member of the Peer Group for the 60 trading days immediately preceding the Grant Date specified in the Agreement compared to the average closing stock price of each such member for (i) the last 60 trading days of the Performance Period, (ii) solely if such increase is being measured pursuant to Section 3(d)(i) of the Agreement, the last 60 trading days preceding the date on which the Change in Control is consummated, or (iii) solely if such increase is being measured pursuant to Section 3(c)(i) of the Agreement, the last 60 trading days preceding the date of Termination (in each case assuming that any dividends paid are reinvested in the applicable member’s common stock at the closing price of such member’s common stock on the ex-dividend date), expressed as a percentage. The median of such Peer Group Annualized Stock Price Growth percentages shall be the reference amount for purposes of determining whether the Company’s Annualized Stock Price Growth is at, above or below median. *Calculated as a compound annual growth rate.